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                                                                       Exhibit 1
                                                                       ---------

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                                  [LETTERHEAD]

                         REPUBLICA FEDERATIVA DO BRASIL
                          JOSE MARTINS DE PAULA E SILVA
                          TRADUTOR PUBLICO JURAMENTADO
                                INGLES - FRANCES

IAPAS No. 10.971.727.784         TRADUCAO OFICIAL             CPF 172.276.408-91
CCM 1.236.052-0                                             Matricula JUCESP 195
                                SWORN TRANSLATION

             Book            Page

N.      I-906 Livro   011-E Fl.129/140 Sao Paulo, April 16, 2002

I, undersigned, Jose Martins de Paula e Silva, Sworn Translator, hereby certify that I translated from Portuguese into English, a document identified as "Corporate By-laws" with the following tenor:

             CORPORATE BY-LAWS OF VOTORANTIM CELULOSE E PAPEL S.A.

                  "CHAPTER I - NAME, SEAT, DURATION AND OBJECT.
                  ---------------------------------------------

Article 1 - The joint stock corporation VOTORANTIM CELULOSE E PAPEL S.A., organized as a public company, will be ruled by the present By-laws and by the legal provisions applicable thereto.

Article 2 - The Corporation has its seat and venue in the City of Sao Paulo, State of Sao Paulo, at Alameda Santos Nr. 1357, 6th. floor, and may open branch offices, facilities and offices anywhere in this country or abroad.

Article 3 - The duration of the Corporation is for an indefinite period.

Article 4 - The corporation has as object: a) manufacture and trade, wholesale and retail business, of cellulose, paper, cardboard and any other products derived from these materials, for own account or for third parties; b) trade, wholesale or retail business, of products destined for printing use in general;
c) exploitation of all industrial and trade activities which are directly or indirectly related with its corporate objective; d) import of goods and merchandises connected with its corporate purposes; e) export of products of its own manufacture and that of


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third parties; f) representation for own account or for third parties; g)
participation in other corporations, in this country or abroad, in any form and object, in the position of partner, quotaholder or shareholder; h) rendering of services of administration, organization and finance control to associated corporations or to third parties; i) administration and implementation of forestation and reforestation projects, for own account or for third parties, including management of all agricultural activities which make feasible production, supply and provisioning of raw material to the cellulose, paper, cardboard paper industry and of any other products derived from these materials; and j) rendering of technical services, by means of consultation and assistance to its controlled companies or to third parties.

CHAPTER II - CORPORATE CAPITAL AND SHARES.

Article 5 - The Corporate Capital is R$ 1,701,900,122.76 (one billion, seven hundred and one million, nine hundred thousand, one hundred and twenty-two reais and seventy-six cents), divided into 38,322,699,553 (thirty eight billion, three hundred and twenty-two million, six hundred and ninety-nine thousand, five hundred and fifty-three) shares, of which 21,140,490,321 (twenty one billion, one hundred and forty million, four hundred and ninety thousand, three hundred and twenty-one) common shares and 17,182,209,232 (seventeen billion, one hundred and eighty-two million, two hundred and nine thousand, two hundred and thirty-two) preferred shares, all without par value. (s) 1 - Bonuses and dividends will be distributed for reasons of the paid-in capital. (s) 2 - The common and preferred shares will have the nominal form and the book sub-form.
(s) 3 - The shares cannot be converted from common into preferred and also not from these into the other. (s) 4 - To each common share will correspond one vote in the deliberations of the General Meetings. (s) 5 - The shareholders will have preference for the subscription of shares in the Corporate Capital increases, observing the same kind and class of the

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shares, proportional to the ones they own. (s) 6 - The new shares, resulting from any corporate capital increase, will be booked and credited to the deposit accounts of the shareholders, within the maximum period of 60 (sixty) days, counted as of the publication date of the minutes of the respective General Meeting.

Article 6 - The preferred shares will enjoy the following advantages: a) Minimum priority dividend, in proportion to its kind, as foreseen in Article 29, Clause III of these By-laws, yearly and not cumulative; b) Participation in profits of the Corporation under equal conditions with the common shares, as well as in the distribution of bonus shares, resulting from capitalization of reserves of any kind; c) All the other rights, which would be assigned to common shares, observing the restriction mentioned in paragraph one of this Article; d) Priority at capital reimbursement, in the event of winding-up of the Corporation; e) Participation, under equal conditions with the other kind of shares, in the distribution of the dividends that exceed the one mentioned under letter "a" of this Article; f) Dividends 10% (ten percent) higher than those ascribed to common shares. (s) 1 - The preferred shares will not enjoy voting rights. (s) 2 - The Corporation may issue preferred shares of new classes, or increase the number of preferred shares of already existing classes, without maintaining the proportion with the other ones, observing the maximum limit of 2/3 of preferred shares as to the number of shares issued, according to (s)2,
Article 15 of Law 6.404/76.

CHAPTER III - MANAGEMENT

Article 7 - The Corporation will be managed by an Administration Council and by a Board of Directors, with the powers and assignments designated by law and by these By-laws.

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SECTION I - ADMINISTRATION COUNCIL

Article 8- The Administration Council will be composed of a minimum of 3 (three) and a maximum of 10 (ten) members, all shareholders, residing in Brazil, elected by the General Meeting, with a term of office of 2 (two) years, which will begin with the signing of instrument of office written in the appropriate book.

Article 9 - All councillors may be reelected, and in case they are not, they shall remain in office until take over by their replacements.

Article 10 - The Administration Council will have a President: and a Vice-President, elected by its members at the first meeting that will be held after election and taking of office.

Article 11 - The members of the Administration Council will be elected by simple majority of votes of the shareholders present at the Meeting.

Article 12 - In cases of vacancy or definite hindrance of a councillor, the President of the Administration Council will convene a General Meeting, to be held extraordinarily, for the election of the replacement, who will fill the remaining term of office of the one replaced.

Article 13 - In absences and temporary hindrances of the President, the Vice-President will assume, and in the absence of both of them, the Council will elect, among its members, the ones who will provisionally replace them.

Article 14 - The Administration Council will meet, ordinarily, in March and September of every year and, extraordinarily, according to the convening conditions and periodicity which it will establish before.

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Article 15 - The meetings of the Administration Council will be chaired by its
President or by his replacement, and the respective minutes of the meetings will be written in the appropriate book.

Article 16 - The quorum for a Council meeting is represented by half plus one of its members, and decisions will be taken by majority of votes of the councillors present, having the President or his replacement, besides his own vote, also the casting vote, in case of a tie.

Article 17 - It is incumbent on the Administration Council to: I - establish overall rules of the Corporation's business; II - elect, dismiss at any time and replace the members of the Board of Directors, determining their assignments; III - establish the individual distribution criteria of the funds of fees approved by the General Meeting among its own members and the ones of the Board of Directors; IV - control the administration of the Board of Directors and of the Directors; V - convene the general meetings in cases foreseen by law or when it deems convenient; VI - approve the yearly investment programs, fixing limits thereof; VII - approve the yearly budget; VIII - approve expansion plans; IX - authorize distribution of intermediate dividends, as advancement of yearly dividends; X - approve payment or credit to the shareholders of interest on the own capital; XI - deliberate in advance, giving its express authorization to the Board of Directors, to effect the following acts: a) alienation or burdening of real estate assets of the Corporation; b) acquisition of its own shares issued by the Corporation, in order to be kept at the treasury, for later alienation or withdrawal out of circulation; c) issuance of promissory notes ("Commercial Papers") for public placement in Brazil, disposing on the following: (i) issuance amount, and division thereof in series, if it may the case; (ii) quantity and nominal amount of the promissory notes; (iii) remuneration and monetary updating conditions, if any; (iv) period of maturity of

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the securities; (v) guarantees, when it may be the case; (vi) statement to provide proof of observance of the limits foreseen in the applicable legislation; (vii) place of payment; (viii) contracting for rendering of services, such as custody, liquidation, issuance of certificates and payment agent, as the case may be; XII - choose or dismiss the independent auditors; XIII - establish the price of issuance of shares at capital increases, for public or private subscription; XIV - prepare and submit to the Ordinary General Meeting the yearly report of corporate activities, together with the finance statements legally required in each business year; XV - decide on corporate capital increases within the authorized limit, set forth in Article 33; XVI - change the ratio existing between the common and preferred shares up to the lawful limit from one third to two thirds, respectively; XVII - to submit to the General Meeting the proposal of the plan to grant to the administrators or employees of the Corporation option to purchase shares.

Article 18 - The Administration Council will designate, among the Directors, the one who will accumulate the position of "Investors Relations Director", who has the assignment to provide the necessary information to investors, stock exchanges and "Comissao de Valores Mobiliarios - C.V.M. (Securities Exchange Commission).

SECTION II - BOARD OF DIRECTORS

Article 19 - The Board of Directors will be composed of a minimum of 3 (three) and a maximum of 10 (ten) members, shareholders or not, elected by the Administration Council, with a term of office of l (one) year, who may be reelected, of whom one President Director, one Superintendent Director and the other ones without special designation. (s) 1 - The Directors are not obliged to give shares as pledge or bond. (s) 2 - The installation in the position of Director will take effect with the signing of the instrument of

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office written in the book of Minutes of the Meetings of the Board of Directors.
(s) 3 - Upon termination of the term for which they were elected, the Directors will remain in their positions until the election and taking of office of the elected replacements. (s) 4 - In case of vacancy or definite hindrance of a Director, the Administration Council may elect the replacement, who will fill the remaining term of office of the one replaced. (s) 5 - In absence or temporary hindrance of a Director, the President Director will appoint among the Directors, the one who will provisionally accumulate the position of the absent or hindered one. (s) 6 - The Directors will receive the fees which will be fixed, individually, by the Administration Council.

Article 20 - The Board of Directors will meet, ordinarily and extraordinarily, according to the rules of convening and periodicity that, previously, will be defined by the Administration Council, taking into account the private competence of the President Director to convene the extraordinary meetings. (s) 1 - The Board of Directors meetings will be chaired by its President Director, or in his absence, by the Superintendent Director. (s) 2 - The decisions of the Board of Directors will be written in minutes, transcribed into the appropriate book. (s) 3 - The Board of Directors meeting will be installed with the presence of at least, the majority of its members. (s) 4 - Decisions of the Board of Directors will be taken by simple majority of votes of those present, having the President Director, in case of a tie, the casting vote.

Article 21 - It is incumbent on the Board of Directors: I - the most ample and general powers of administration, within the limits established by law and by these By-laws; II - to deliberate on matter foreseen in article 2 of these By-laws; III - to carry out all juridical acts which create, change or cancel rights or obligations, observing the prior authorization of the Administration Council, when it deals with one of the acts listed in Article 17, point X, being prohibited

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granting of suretyships, guarantees and any other fide-jussio or real guaranties in favor of third parties, except if (a) it will be to the benefit of controlled, linked or interlinked corporations, or of new employees, provided that these are authorized by the Board of Directors, in its ordinary meeting or
(b) of operations resulting from agreements signed by the Corporation with financial institutions for financings in the vendor mode, destined to the purchase of cellulose or paper manufactured and/or distributed by the corporation; IV - to authorize to obtain loan whose principal amount exceeds in the national currency, R$ 9,000,000.00 (nine million reais); V - to obtain financing through fiduciary alienation of machinery and industrial equipment; VI
- creation of subsidiaries, or investment in other corporations, except the ones deriving from fiscal incentives. (s) 1 - What is set forth in point IV does not apply to operations of discount or pledge of credit securities belonging to the Corporation, given as a guarantee of financing operations; to financing operations with a period of less than 30 (thirty) days and to export financings;
(s) 2 - The Board of Directors meeting which decides on the loans or investments foreseen in points IV and VI will be, mandatorily chaired by the President Director, or by whom he may expressly and specifically appoint.

Article 22 - Active and passive representation of the Corporation, observing the private competencies of the Administration Council and of the Board of Directors foreseen in these By-laws, will take place by means of the joint signature of two Directors or of one Director and one attorney-in-fact, or even, of two attorneys-in-fact lawfully constituted and with specific powers. (s) 1 - The attorneys-in-fact will be appointed by an appropriated instrument, signed by two Directors, one of them being, mandatorily, the President or Superintendent Director, in which shall be specified the powers granted and the term of mandate, always determinate, except when granted to professionals qualified for the court in general,

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with the "ad judicia et extra" clause powers, or for the defense of the
Corporation's interests in administrative proceedings.

Article 23 - It will be incumbent on the President Director to: a) convene and chair the Board of Directors meetings; b) comply with and see to it that these By-laws, the decisions of the General Meeting and the resolutions of the Administration Council and of the Board of Directors are complied with; c) coordinate and supervise activities of the Board of Directors members, aiming to make activities of all of them compatible, in the Corporation's interest; d) represent actively and passively the Corporation, in or outside Court, before third parties and public authorities in general, observing the provision in the "caption" of Article 22.

Article 24 - It will be incumbent on the Superintendent Director to replace the President Director during his absences and hindrances, with the duties which are specific to the holder of that position.

Article 25 - It will be incumbent on the Directors the individual responsibility for the supervision and control of the activities inherent to their respective areas of action, besides other assignments which will be given to them by the Administration Council or by the President Director.

CHAPTER IV - STATUTORY AUDIT COMMITTEE

Article 26 - The Statutory Audit Committee, with the legal duties, will not operate in a permanent manner, and will only be installed upon request of shareholders holding the number of shares established by law. (s) 1 - The Statutory Audit Committee is composed of 3 (three) to 5 (five) effective members and equal number of deputies, shareholders or not, elected by the General Meeting, observing the qualifications and other requirements established by law.
(s) 2 - Each operational term of the Statutory Audit Committee will end during

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the Ordinary General Meeting subsequent to installation thereof. (s) 3 - The operational term of the Statutory Audit Committee may be required at any General Meeting, proceeding with the immediate election of its members. (s) 4 - When operational, the effective members of the Statutory Audit Committee, will have the right to the fees established by the General Meeting, observing the legal minimum limit.

CHAPTER V - GENERAL MEETINGS

Article 27 - The Shareholders General Meeting, convened and installed in the form of the law and of these By-laws, is the supreme body to decide on all corporate businesses and to take the decisions that it deems convenient. (s) 1 - The General Meeting will be held, ordinarily once each year, within the first four months following the end of the corporate business year, to decide on the matters listed in Article 132 of Law 6404/76. (s) 2 - The General Meeting may be held, extraordinarily, at any time, upon convening by the President of the Administration Council and, also, in the events foreseen by law, upon convening from shareholders or from the Statutory Audit Committee. (s) 3 - The General Meeting will be chaired by the President of the Administration Council, who will appoint the Secretary among those present, having the power to authorize, expressly, an other member of the Council to perform these acts. (s) 4 - The attorneys-in-fact and the representatives of the shareholders may take part in the General Meetings when they have deposited, at the corporate seat, up to three days prior to the date fixed for these meetings, the respective instruments of power of attorney and of representation.

CHAPTER VI - CORPORATE BUSINESS YEAR; FINANCIAL STATEMENTS AND PROFITS

Article 28 - The corporate business year will begin on January 01 and will end on December 31 of each year,

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on which date the corresponding financial statements will be prepared, according to the legal provisions. Sole Paragraph - The Corporation may prepare interim balance sheets at any time during the corporate business year, based on which the Administration Council may approve advance of dividends foreseen in these By-laws.

Article 29 - The administrators will propose to the Ordinary General Meeting the destination to be given to the business year net profits, mandatorily and successively giving destination of: I - 5% (five percent) for constitution of legal reserves, which shall not exceed 20% (twenty percent) of the corporate capital; II - the part corresponding to the constitution of reserves of contingencies; III - 25% (twenty-five percent), minimum, will be destined to payment to the shareholders, of the mandatory yearly dividend, assessed in the form of Article 202 of Law Nr. 6404/76; IV - the balance assessed will have destination thereof established by the General Meeting. Sole Paragraph - Payment of the dividends will take place within, the maximum period of 60 (sixty) days counted as of the date of the General Meeting, or the meeting of the Administration Council which approved this.

Article 30 - Upon decision of the Administration Council interests may be paid or credited to the shareholders as remuneration on the own capital, up to the limit allowed by law, in terms of Article 9 of Law Nr. 9249, of December 26, 1995, whose amount may be ascribed to the amount of the mandatory dividends of which Item III of the above Article 29 deals with, in terms of the relevant legislation.

CHAPTER VII - SHAREHOLDERS' AGREEMENTS

Article 31 - Shareholders' agreements, on the matters which Article 118, of Law 6404, of 12.15.76 refers to, as well as any other matters, will be respected by the Corporation, once these are filed at the corporate

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Fl.   .12       Traducao N.o   I-906          Livro   011-E           Fls.   140


seat. Sole Paragraph - The commitments or charges deriving from these agreements will be opposable to third parties, after registering thereof at the competent Finance Institution designated by the Corporation.

CHAPTER VIII - WINDING-UP

Article 32 - Winding-up of the Corporation will take place in the events foreseen by law, and the Meeting will have the duty to decide on processing thereof, electing liquidators and members of the Statutory Audit Committee, which shall mandatorily be in function, during the winding-up.

CHAPTER IX - TRANSITORY PROVISIONS

Article 33 - The Corporation, upon call from the Administration Council or due to conversion of debentures into nominal, preferred shares, is authorized to increase, independently from alteration of the By-laws, the number of preferred shares representing the corporate capital, up to the limit of 28,000,000,000 (twenty-eight billion) common shares and 56,000,000,000 (fifty-six billion) preferred shares, all without par value, The Administration Council may, at its discretion, change the ratio existing between the common and preferred shares up to the lawful limit, from one third to two thirds, respectively. Sole Paragraph
- The Administration Council may, in terms of Article 172 of Law 6404/76 and of
Article 33 above, issue common and preferred shares, without voting rights, or debentures convertible into common and preferred shares, without voting rights, with exclusion of the preference right to subscription for the old shareholders, provided that placement is made through sale at stock exchange or public subscription."

                NOTHING ELSE. IN WITNESS WHEREOF, DATA UT SUPRA.

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Emols. 504bVU-22.217c
R$ 1411,20

                                        /s/ Jose Martins de Paula e Silva
                                        ----------------------------------------
                                            JOSE M. DE PAULA E SILVA
                                            Tradutor Publico Juramentado